UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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IPASS, INC.
(Name of Registrant as Specified in Its Charter)

FOXHILL OPPORTUNITY MASTER FUND, L.P.
FOXHILL OPPORTUNITY FUND, L.P.
FOXHILL OPPORTUNITY OFFSHORE FUND, LTD.
FOXHILL CAPITAL (GP), LLC
FOXHILL CAPITAL PARTNERS, LLC
NEIL WEINER
RANDALL C. BASSETT
KENNETH H. TRAUB
PAUL A. GALLEBERG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Foxhill Opportunity Master Fund, L.P. (“Foxhill”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2009 annual meeting of stockholders of iPass Inc. (the “Annual Meeting”) and the approval of a non-binding business proposal.  Foxhill has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 3, 2009, Foxhill issued the following press release:

FOXHILL OPPORTUNITY MASTER FUND, L.P. DISCLOSES NOMINATION OF
THREE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO
THE IPASS INC. BOARD AT THE 2009 ANNUAL MEETING

Submits a non-binding business proposal to destagger the Board

PRINCETON, N.J., March 3, 2009 - Foxhill Opportunity Master Fund, L.P. (“Foxhill”), an affiliate of Foxhill Capital Partners, LLC (“Foxhill Capital”), announced today that it has nominated three highly qualified director nominees for election to the Board of Directors (the “Board”) of iPass Inc. (“iPass” or the “Company”) (Nasdaq: IPAS) to replace three directors whose terms are up for election at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”), and has submitted a non-binding business proposal at the Annual Meeting to declassify the Board.  Foxhill, which, together with the nominees, beneficially owns an aggregate of 4,325,162 shares, or approximately 7.0% of the outstanding shares of common stock of the Company, delivered written notice, dated February 26, 2009, of its nomination and proposal to the Corporate Secretary of iPass in accordance with the Company’s Bylaws.

Foxhill has been a patient, long-term stockholder that believes that the substantial decline in iPass’ shareholder value is the result of the poor capital allocation decisions and misguided business strategies of the Board.  Neil Weiner, the managing member of Foxhill Capital, stated, “The failure of this Board is evidenced by the precipitous decline in shareholder value.  Since January 2007, the Company’s stock price has declined by approximately 84% resulting in a current enterprise value of less than zero.  This Board has overseen a significant depletion of the Company’s cash, and nevertheless, the market value is now less than the remaining cash.  It is imperative that the Board and management are refocused to reverse these destructive trends, protect the Company’s assets and start to maximize shareholder value.”

Examples of the Company’s flawed business strategies include:

•
Poor capital allocation decisions.  The Board has authorized the spending of approximately $106.5 million on three separate acquisitions, including the most recent acquisition of GoRemote in February 2006 for $78 million.  Despite this large cash investment, the Company has had to write down the value of each of these acquisitions to zero.

•
Consistent failure to deliver on Company forecasts.  The Company has lost credibility by setting expectations, and consistently failing to execute on strategy and meet financial guidance.  The Company has not earned a profit since 2005.

•
Lack of transparency and failure to execute strategy.  Stockholders of iPass, including Foxhill, have repeatedly expressed concerns to the Board and management, both publicly and privately, regarding the strategic direction of the Company.  Yet, the Board has failed to propose any new strategies to turn the Company around, despite engaging an investment banking firm in June 2008.  Instead, in November 2008, the Board asserted that, “…after consideration of alternatives, the board unanimously determined to continue to focus on a stand-alone strategy as it strives to maximize shareholder value.”  Foxhill questions whether the Board has fully vetted all strategic alternatives, given the fact that the Board has failed to disclose what alternatives were considered by the investment banking firm or to describe the strategic process it conducted.  The Board has also failed to provide stockholders with any insights on  this stand-alone strategy.

Mr. Weiner further stated, “The Board is failing to run the Company for profitability and lacks a sense of urgency and accountability.  As a result, we feel the Board should be reconstituted to include qualified individuals committed to enhancing stockholder value and transparency.”

iPass currently has a total of nine directors.  Foxhill is seeking to replace three incumbent directors of the class of directors whose terms of office expire at the Annual Meeting.  Evan Kaplan, the Company’s President and Chief Executive Officer, is one of such three incumbent directors.  If all of Foxhill’s nominees are elected at the Annual Meeting, Foxhill is not opposed to the Board thereafter deciding to appoint Mr. Kaplan to fill the vacancy that resulted from the resignation of Michael McConnell in October 2008.  Foxhill has also submitted a non-binding business proposal recommending that iPass take those steps necessary, in accordance with applicable law, to declassify the Board so that all directors are elected annually rather than serving for three-year staggered terms, to be effected in a manner that does not disqualify directors previously elected from completing their terms on the Board.  Foxhill believes the Board will be more accountable to stockholders if elected each year.

Foxhill’s three independent director nominees will bring substantial business leadership and corporate governance expertise to the iPass Board.  The nominees are:

•
Kenneth H. Traub.  Mr. Traub is currently a private investor and strategic management consultant.  Mr. Traub served as Vice President and Corporate Advisor of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry (“JDSU”), from February 2008 to September 2008.  Previously, Mr. Traub was President, Chief Executive Officer and a member of the board of directors of American Bank Note Holographics, Inc., a producer and marketer of optical security devices (“ABNH”), from April 1999 to February 2008, at which time ABNH was acquired by JDSU.  Mr. Traub managed an extensive turnaround of ABNH, and under his leadership, ABNH’s stockholders enjoyed a gain of over 1000% from 2001 through the sale to JDSU.

•
Randall C. Bassett.  Mr. Bassett currently serves as Managing Member of Value Investments, LLC (“Value Investments”), a merchant bank.  Prior to becoming Managing Member of Value Investments in 2003, Mr. Bassett was a partner at Latham & Watkins LLP, a law firm, from 1977 to 2003.  Mr. Bassett served on the board of directors and as Chairman of the Strategic Advisory Committee of ABNH from May 2007 to February 2008.

•
Paul A. Galleberg.  Mr. Galleberg serves as Chief Operating Officer and General Counsel to iCrete, LLC, a provider of technology and quality assurance and quality control systems to the concrete industry (“iCrete”);  Mr. Galleberg joined iCrete in August 2008.  From January 2007 to August 2008, Mr. Galleberg was Managing Principal of PV Asset Management LLC, a private investment and advisory company.  From 2000 to June 2006, Mr. Galleberg served as Senior Vice President, Chief Legal Officer and Secretary of Infonet Services Corporation, a publicly-traded provider of cross-border managed data services.  From 1994 to 2000, Mr. Galleberg was a partner at Latham & Watkins LLP.

About Foxhill

Foxhill is a Cayman Islands exempted limited partnership that acts as a collective investment vehicle.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Foxhill Opportunity Master Fund, L.P. (“Foxhill”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of iPass Inc. (the “Company”).

FOXHILL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Foxhill, Foxhill Opportunity Fund, L.P. (“Foxhill Opportunity”), Foxhill Opportunity Offshore Fund, Ltd. (“Foxhill Offshore”), Foxhill Capital Partners, LLC (“Foxhill Capital”), Foxhill Capital (GP), LLC (“Foxhill GP”), Neil Weiner, Randall C. Bassett, Kenneth H. Traub and Paul A. Galleberg (the “Group”).  As of March 2, 2009, Foxhill beneficially owned 4,166,862 shares of common stock of the Company (the “Shares”), constituting approximately 6.7% of the Shares outstanding.  Foxhill Opportunity and Foxhill Offshore are the general partners of Foxhill.  Foxhill Capital is the investment manager of each of Foxhill, Foxhill Opportunity and Foxhill Offshore.  Foxhill GP is the general partner of Foxhill Opportunity.  Mr. Weiner is the managing member of each of Foxhill Capital and Foxhill GP.  By virtue of these relationships, each of Foxhill Opportunity, Foxhill Offshore, Foxhill Capital, Foxhill GP and Mr. Weiner may be deemed to beneficially own the 4,166,862 Shares owned by Foxhill.  As of March 2, 2009, Mr. Bassett beneficially owned 63,000 Shares, Mr. Traub beneficially owned 95,300 Shares and Mr. Galleberg did not directly own any Shares of the Company.  However, each member of the Group, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the Shares owned in the aggregate by the other members of the Group.  Each member of the Group disclaims beneficial ownership of the Shares he/it does not directly own.

Contact:

Neil Weiner
(609) 720-1700